Exhibit 99.2
Corporate Profile
DOUBLE EAGLE Petroleum Company
( NASDAQ, “DBLE” )
Double Eagle is an independent natural gas and oil exploration and production company, with principal activities in the Rocky Mountain Region of the United States. The Company acquires, drills, develops, and operates natural gas and oil properties.
HIGHLIGHTS

	Year Ended		Year Ended
	December 31,	%	December 31,
	2005	Change	2004
Financial Results

Total Revenues	$20,502,248	+ 55%	$13,267,073
Net Income	$3,964,651	- 2%	$4,028,203
Earnings per Share	$.46	- 2%	$.47
Cash Flow	$10,318,897	+ 39%	$7,434,543
Shares Outstanding	8,590,604	+1%	8,488,404

Reserves & Production

Oil Production (bbl)	15,469	- 8%	16,886
Gas Production (mcf)	2,976,094	+ 16%	2,559,557
Oil Reserves (bbl)	328,752	+ 18%	278,055
Gas Reserves (mcf)	47,234,335	+ 35%	34,934,746
Gross Acres	504,899	+ 27%	399,113
Net Acres	217,410	+ 54%	141,562

To the Shareholders:
In 2005, Double Eagle Petroleum Co. continued to grow through the drill bit and set the stage for a highly eventful year in 2006. Successful drilling with a 15% increase in production volumes and increased prices for oil and gas combined to grow our year-over-year total revenues by 55% to $20,502,248. Included in our work in 2005 was to prepare to drill our Christmas Meadows Prospect and finally to begin our development program on the Mesaverde coal bed natural gas project in the eastern Washakie Basin. These and our other projects are reviewed in the following pages.
In 2005, we generated record revenues of $20,502,248 which represented an increase of 55% from revenues of $13,267,073 in 2004. This generated record cash flows provided by operating activities of $10,318,897, which represented an increase of 39% from cash flows of $7,434,543 in 2004. Income per diluted share decreased to $0.46 in 2005 from $0.47 in 2004 primarily because of an increase in our provision for deferred income tax. In 2005, we financed our drilling activities with cash flow and borrowed money to build a pipeline out of Cow Creek Field.
In 2006, we will probably utilize our line of credit to a larger extent, particularly if natural gas prices stay in the $5.00 to $6.00 range. We are currently approved for $9 million on our line of credit, but with our current Proved Developed Reserves of over 49 Bcfe with a Present Value, discounted at 10% before income tax, of over $70 million, we can and will increase our limit on our line of credit. We anticipate capital expenditures of approximately $25 million in 2006. This will include participation in 34 wells at Cow Creek, seven wells at Pinedale and significant participation in four exploratory tests, each of which could dramatically change the Company’s financial status. We do anticipate a very interesting year.
The prices of natural gas and oil have been extremely hard to predict over the last ten years, and during 2005 we decided to lock in some of our production at then-current prices. As of February 1, 2006, we have fixed price contracts on approximately 25% of our daily production at prices ranging from $5.50 to $6.00 per mcf, for time periods of 10 to 15 months. This compares to our average price of $6.62 per mcf in 2005. As our production continues to grow, we will continue to assess the wisdom of locking in additional contracts.
In 2005, production volumes increased 15% to a record level of over three billion cubic feet equivalent of natural gas. This was accomplished with facilities work at Cow Creek Field and participation in five new wells in the Mesa Unit on the Pinedale Anticline. In 2006, with 34 wells are planned at Cow Creek, seven new wells in the Mesa Unit, and four significant wildcats, we hope to break this record. With the completion of our pipeline, we anticipate getting hooked up to Anadarko’s system and receive our share (currently approximately 500 mcf per day) of the production from the Doty Mountain and Sun Dog wells. No production to Double Eagle was recorded in 2005 from these wells.

In 2005, our year-end proved reserves were estimated 34% higher than in 2004 on a natural gas equivalent basis to a record of over 49 Bcfe. Netherland, Sewell and Associates, our independent engineers, reviewed over 99% of our reserves. Oil reserves grew because of the associated oil at the Mesa Unit. More locations at the Mesa and Cow Creek Units became proved undeveloped. This indicates that the Company has a large inventory of development locations to be drilled. The reserves at Mesa Unit on the Pinedale Anticline include only those 10-acre spaced locations that offset producing wells. The reserves in the eastern Washakie Basin coal bed natural gas play included reserves for Doty Mountain and Sun Dog Units. At current production rates it would take over 16 years to produce our proved reserves.
In 2006, we look to accomplish several of our goals that have been delayed many years. I am confident that the Table Top Unit #1 well at our Christmas Meadows Prospect will get drilled this year. This well was staked by Amoco in 1982 and then Chevron fought to get it drilled until 1995, and Double Eagle will finally get it drilled in 2006. We look forward to reporting to shareholders when the rig is on location, which we expect to be June 1, 2006. I am also confident that, after over four years, the Atlantic Rim Environmental Impact Study will be completed this year and we will be able to continue our development of the Mesaverde coal beds along the eastern margin of the Washakie Basin. This looks like October 1, 2006. The South Fillmore Prospect, which we have worked on for about ten years, began drilling on March 2, 2006. The Cow Creek Deep #2 well should begin drilling on about April 15, 2006 with the rig that will drill Christmas Meadows. We plan to drill the Rattlesnake Prospect in the Powder River Basin sometime after May 2006. Other important events in 2006 should include results from the deep tests on the Pinedale Anticline, and I also expect that we will have a small working interest in a 25,000 foot Madison test on the Madden Anticline. The seven Madison producers on the Madden Anticline averaged, per well, more than 45 million cubic feet of gas production in December 2005.
We truly believe that this will be an exciting year for Double Eagle. I, once again, thank our shareholders for their support in the past, and I hope you enjoy this year as much as I will.
Stephen H. Hollis
Geologist, Shareholder, CEO, President, Chairman of the Board

Projects
The properties that we will focus on in 2006 are shown on the map to the left. We will operate the Christmas Meadows, South Fillmore, Rattlesnake and much of the work in the eastern Washakie, including a deep test at Cow Creek Field and the development of the coal beds in the Catalina Unit. The work at Pinedale, Madden and the other units in the eastern Washakie will be operated by others.
Eastern Washakie Coal Bed Natural Gas Play
The eastern Washakie Coal Bed Natural Gas Play is located in south central Wyoming.We initiated the play with the re-completion of the 1x-12 well at Cow Creek Field in 1999. Subsequent drilling by Double Eagle, Warren Resources and Anadarko has been very encouraging. Over 135 wells have been drilled to test the permeability and gas content of the Mesaverde coals along the 40 mile long trend on the eastern flank of the Washakie Basin. The most encouraging area has been around Cow Creek Field. Fourteen coal bed wells at Cow Creek and twelve wells at the adjacent Sun Dog pod were selling a total of over nine million cubic feet per day (five million cubic feet net to our interest) in December 2005. The next step is to drill additional wells to expand the area of dewatering in the coals around Cow Creek. Double Eagle has created a large 21,725 acre unit, the Catalina Unit, to accommodate the drilling of up to 268 additional wells on 80 acre spacing which we will operate. Anadarko has created the Doty Mountain, Sun Dog, and Brown Cow Units in the Cow Creek area as well as the Jolly Roger and Red Rim Units to the north. The large drilling programs in these Units will begin when the Environmental Impact Study is completed by the Bureau of Land Management. This document is expected to be completed in the Fall of 2006. We will continue to use the time until we can drill more coal bed wells, to get the water handling facilities ready for the additional wells, perforate additional coals in the existing wells, and test some deeper objectives at Cow Creek Field. We also completed a twelve-inch pipeline to move the gas out of the field and we plan to have electric power into the Unit by November 2006. The fourteen coal bed wells at Cow Creek produced 54 % of our production in 2005.
In 2006, at Cow Creek Field , subject to completion of the Environmental Impact Study, we hope to add ten new wells to our existing pod of 14 wells and add an additional pod of 24 wells. Two drilling rigs have been located to drill these wells. Our hope is to have the ten new wells in the existing pod on line by year end. The new pod will require installing two additional compressors, additional water handling facilities and an extensive gathering system. We hope to have the second pod on line in the second quarter of 2007. The regional map on the next page shows the large area that, depending on success, could ultimately be developed. If this area is developed, we will be involved in over 600 wells, constituting over 200 net wells. The map also shows the pipeline that we put into service in January 2006. This line can transport over 100 million cubic feet per day with compression. Our goal is to fill this line. Double Eagle will operate, potentially, 282 wells in the Catalina Unit and any wells on our lands that are not in the Units operated by Anadarko. The fourteen wells at Cow Creek are currently producing an average of over 400,000 cubic feet of gas per day per well. This field will keep us busy for many years and gives us an excellent place to invest capital. Our finding costs at Cow Creek have been less than $1 per mcf.

South Fillmore
On March 2, 2006, we began drilling an 8,000 foot Mesaverde test on our South Fillmore Prospect, which is twelve miles north of Cow Creek Field. We are operating the well and have a 66% working interest. The prospect includes six sections of leases encompassing 3,840 acres and a farmout from Anadarko and Warren Resources on two additional sections encompassing 1,280 acres. We are targeting the Lewis Sandstones and the Mesaverde Sandstones and coals where we believe that potential is indicated from previous drilling in the area.
Cow Creek Deep
We plan to drill a 12,360 foot test at Cow Creek Field to test the Tensleep Sandstone and the Madison Limestone. This test is scheduled to spud April 1, 2006 with a signed-up drilling rig which also will be used at Christmas Meadows around June 1, 2006. In 1959, Sohio drilled the Cow Creek Unit #1 well to the Tensleep at approximately 11,150 feet and tested natural gas. They elected to produce the much more prolific and permeable Nugget Sandstone at 9,600 feet and the Tensleep was never completed. Log calculations indicate pay in the Tensleep and, combined with our 3-D seismic survey, a location has been selected at what we believe to be the top of the Cow Creek Anticline. Additional production from the Tensleep, if any, would have access to the new pipeline that we constructed last year and that went into operation in January 2006. We believe there is additional potential in the shallower Muddy, Frontier and Niobrara sections that have produced or had good shows in previous drilling in the field.

MESA C
19
20
21
22
30
29
28
27
T
33
N
Questar #15-29
19520' Deep Test
31
32
34
MESA A
5
4
8
9
MESA B
T
32
N
18
17
R 109 W
MESA
A, B & C Units
Pinedale
Anticline
Showing Wells By
Bottom Hole Location

Pinedale Anticline
Double Eagle currently has an interest in 53 producing wells in the Mesa Unit on the Pinedale Anticline in western Wyoming. In 2005, 10 acre spacing was approved for the lands surrounding the Mesa Unit. The Unit can be drilled on spacing that is deemed prudent and, therefore, will probably be developed on 10 acre spacing. Double Eagle has an interest in 2,400 gross acres. The 53 producing wells in the Mesa Unit produced 36 % of Double Eagle’s 2005 production.

Christmas Meadows
Christmas Meadows is a structural dome in the southwest corner of the prolific Green River Basin, in Summit County, Utah. The dome is overlain by the Wyoming Overthrust Belt and the North Flank Thrust of the Uinta Mountains. After nearly ten years of addressing various regulatory hurdles in this environmentally sensitive area, Double Eagle and its partners should be able to drill this prospect in 2006.
Christmas Meadows Prospect has a long history. In the 1970’s Gulf noted the structure on a regional seismic grid. Further seismic surveys by Gulf, American Quasar, Amoco, Chevron, Sohio, and others support the existence of the structural dome. Amoco staked a location to test the structure to 19,000 feet in 1982, but had still not been issued a permit in 1986 when it abandoned its efforts. Double Eagle acquired its first leasehold in the prospect in 1984. Chevron formed a federal unit in 1989 and staked a well but abandoned its efforts in 1994 after not getting a permit or offset acreage offered for sale. Chevron turned the project over to Amerac, which designated Double Eagle as its agent. Double Eagle has purchased the Chevron leasehold and has farmouts from Amerac (now Unit Corp.) and Judy Yates, and finally acquired the open offset acreage at a BLM auction in November 2003. Combined with new leases purchased at lease sales, Double Eagle, together with its partner John Lockridge, controls 41,237 acres, of which 23,577 acres are included in the Table Top Federal Exploratory Unit.
Prospective formations range from depths of 5,000 to 23,000 feet, and range in age from Mississippian to Cretaceous. Source rocks, reservoir rocks, structural timing, and seal, as well as structure, all remain to be determined through the drill bit, but we are encouraged by our analysis of analogous fields in the Wyoming Overthrust Belt and the Green River Basin. The initial well, the Table Top Unit #1, is projected to a depth of 15,730 feet, and we believe it has a high risk, high reward potential. There is also engineering risk to consider, as there is a time deadline once operations commence and the overlying structure is complex and potentially difficult to drill.
The Company has expended considerable resources in preparing to drill this prospect and, in 2005, we completed the road and location work as well as setting 235 feet of conductor pipe. The update of the EIS was completed in January 2005, clearing the final regulatory hurdle to commence operations. The Forest Service informed us that operations could commence as soon as we obtained a drilling rig. A drilling rig has been secured and we expect it to begin moving in on or about June 1, 2006.
Together with our partners, we have acquired licenses to six 2D seismic lines, consisting of 60 miles. Five of the lines, or 53 miles, were reprocessed with state-of-the-art pre-stack depth migration. Imaging and understanding of the structure has improved as a result.
Double Eagle now owns 24.80% working interest in the Christmas Meadows prospect and is the operator. Partners have been signed up for the remaining interest. The photographs on the next page are of the construction and setting of 235 feet of conductor pipe during the Summer of 2005.

Huntington Valley, Nevada
Double Eagle has leased 129,575 gross acres, 127,340 net acres, in the Huntington Valley in Elko and White Pine Counties, Nevada. This area was chosen because of excellent hydrocarbon source rock in both the Tertiary and Paleozoic rocks and high heat flow to generate natural gas, as well as certain natural gas shows incurred in limited previous drilling. Combined with the indication that a mid-basin structural high area exists, these factors made the open acreage position look attractive. We hope that two wells will be drilled on nearby acreage in the basin in 2006 by other operators and that we will participate to some extent in both these wells.
Rattlesnake Prospect
We plan to drill an exploratory test on the Rattlesnake Prospect in the Powder River Basin in northeastern Wyoming. We will be the operator and have a 33% working interest in this 7,200 foot wildcat well located twenty -six miles north of Casper, Wyoming. The initial test well is targeted to test the Pennsylvanian Tensleep Formation. This seismically defined prospect is located in a sparsely drilled area of the Casper Arch on the west flank of the Powder River Basin in Natrona County. The seismic indicates a closed anticline structurally high to a well that was drilled by Sohio in 1954 and that recorded oil shows in the Tensleep. Double Eagle has a 33% working interest in 5,196 gross acres, which constitute 4,027 net acres, of leases that cover the prospect. Drilling is scheduled for Summer of 2006.

Financial Summary
(*Fiscal Years Ending August 31)

	2005	2004	2003	2002*	2001*

Balance Sheet Data

Total assets	$44,210,740	$30,969,341	$23,954,917	$9,765,201	$7,671,938
Net oil and gas properties	$38,258,408	$24,758,487	$19,302,511	$9,137,657	$7,264,191
Working capital	($2,803,959)	$710,165	$281,108	($521,709)	($712,742)
Long-term debt	$3,00,000	—	—	$2,250,000	$1,000,000
Net stockholders’ equity	$29,778,256	$24,926,912	$19,856,306	$6,291,989	$5,536,167
Common shares outstanding	8,590,604	8,488,404	8,334,404	6,069,148	5,106,534

Income Statement Data

Total revenues	$20,502,247	$13,267,073	$6,138,412	$2,270,163	$2,581,456
Oil and gas sales	$20,450,856	$13,057,906	$6,080,880	$2,255,919	$2,567,713
Net income	$3,964,650	$4,028,203	$971,822	($2,847,101)	$251,294
Net income per diluted share	$0.46	$0.47	$0.14	($0.47)	$0.04

Cash Flow Data

Cash flow from operating activities	$10,318,897	$7,434,543	$3,238,885	$118,697	$1,556,258

Production

Natural gas (mcf)	2,976,094	2,559,557	1,320,850	1,009,543	518,147
Oil (bbls)	15,470	16,886	17,344	20,566	18,605
Average daily production (Mcfe)	8,408	7,270	3,904	3,104	1,725

Estimated Proved Reserves

Natural gas equivalent (Mcfe)	49,206,846	36,603,076	24,072,722	12,642,550	10,742,233
Natural gas (Mcf)	47,234,335	34,934,746	22,818,980	11,502,232	9,605,641
Oil (bbls)	328,752	278,055	208,957	190,053	189,432

Estimated Future Net Cash Flows from Proved Reserves

Estimated future revenue	$400,671,000	$202,358,000	$136,525,000	$27,118,000	$24,860,000
Estimated present value of future net cash flows before income taxes (10% discount)	$126,776,100	$68,604,700	$56,325,300	$7,672,000	$7,598,000
Estimated present value of future net cash flows after income taxes (10% discount)	$91,293,000	$51,530,000	$42,841,000	$7,385,000	$5,014,000

Well Information

Total wells drilled (gross/net)	103/3.77	111/11.13	38/6.29	51/5.88	30/1.52
Productive wells drilled (gross/net)	103/3.77	111/11.13	37/5.43	50/5.83	30/1.52
Productive wells owned at year end (gross/net)	626/31.49	524/27.74	421/27.72	380/22.29	330/16.46
Total wells operated at year end	26	23	22	16	12

Total Leasehold Acreage

Gross acres	504,899	399,113	363,598	349,714	346,587
Net acres	217,410	141,562	88,950	83,477	83,477

DOUBLE EAGLE PETROLEUM COMPANY
SELECTED FINANCIAL DATA
Unaudited

(*Fiscal Years Ending August 31)	2005	2004	2003	2002*	2001*

Oil and gas sales	$20,450,856	$13,057,906	$6,080,880	$2,255,919	$2,567,713
Sales of nonproducing leases	—	—	—	—	4,181
Other	51,391	209,167	57,532	14,244	9,562

Total revenues	20,502,247	13,267,073	6,138,412	2,270,163	2,581,456

Costs and expenses	14,485,804	8,768,763	5,002,461	5,093,130	2,247,750

Operating income (loss)	6,016,443	4,498,310	1,135,951	(2,822,967)	337,706

Net income (loss)	3,964,650	4,028,203	971,822	(2,847,101)	251,294

Per share amounts	.46	.47	.14	(.47)	.05

Net cash flow from operating activities	10,318,897	7,434,543	3,238,885	118,697	1,556,258

Total assets	44,210,740	30,969,341	23,954,917	9,765,201	7,671,938
Currrent assets	5,896,253	6,169,729	4,021,219	616,419	396,622
Current liabilities	8,700,212	5,459,564	3,740,111	1,138,128	1,109,364
Working capital	(2,803,959)	710,165	281,108	(521,709)	(712,742)
Total liabilities	14,432,484	6,042,429	4,098,611	3,388,128	2,135,771
Total stockholders’ equity	29,778,256	24,926,912	19,856,306	6,377,073	5,536,167

Stockholders’ equity per share		.00	2.38	.98	1.08